UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1 to Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2002

Genetronics Biomedical Corporation

(Exact name of registrant as specified in charter)

Delaware	0-29608	33-0969592

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11199 Sorrento Valley Road, San Diego California	92121-1334

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 597-6006

Not Applicable

(Former name or former address, if changed since last report)

This report on Form 8-K is being filed to provide financial information and related management discussion and analysis for the nine months ended December 31, 2001. Genetronics expects to incorporate this information by reference into a Registration Statement on Form S-3. The information contained in this report will also be included in an Annual Report on Form 10-K, which Genetronics expects to file by the end of March 2002.

Item 5. Other Events.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth the Company’s selected consolidated financial data for the periods indicated, derived from consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States. The data set forth below should be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth below. Effective January 23, 1998, the Company’s Board of Directors approved the change of its fiscal year-end from February 28 to March 31. Effective June 15, 2001, the Board of Directors approved the change of the Company’s fiscal year-end from March 31 to December 31.

	Nine	Twelve	Twelve	Twelve	Thirteen
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	December 31,	March 31,	March 31,	March 31,	March 31,
Fiscal Periods Ended	2001	2001	2000	1999	1998

Net Sales	$3,017,747	$4,452,939	$4,134,436	$3,434,105	$3,097,198
License Fee and Milestone Payments	981	3,730,392	416,667	4,500,000	—
Revenues Under Collaborative Research and Development Arrangements and Government grants	109,669	560,797	526,236	387,183	134,094
Interest Income	98,865	443,629	556,193	300,911	427,498
Net Loss for Period before cumulative effect of change in accounting principle	(6,359,790)	(5,219,296)	(10,703,830)	(7,150,537)	(7,904,166)
Cumulative effect on prior years of change in accounting principle (1)	—	(3,647,059)	—	—	—
Net Loss for Period	(6,359,790)	(8,866,355)	(10,703,830)	(7,150,537)	(7,904,166)
Amounts per common share:
Net loss before cumulative effect of change in accounting principle	(0.19)	(0.19)	(0.48)	(0.35)	(0.44)
Cumulative effect of change in accounting principle	—	(0.13)	—	—	—
Net Loss	(0.19)	(0.32)	(0.48)	(0.35)	(0.44)
Pro forma loss assuming the change in accounting principle is applied retroactively	(6,359,790)	(5,219,296)	(10,468,536)	(11,032,891)	(7,904,166)
Pro forma loss per common share assuming the change in accounting principle is applied retroactively	(0.19)	(0.19)	(0.47)	(0.54)	(0.44)
Total Assets	6,633,714	11,486,266	14,012,304	9,807,644	9,242,887
Long Term Liabilities	48,117	117,463	118,384	164,276	98,410
Dividends per Share	—	—	—	—	—

(1)	During the fourth quarter ended March 31, 2001, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Effective April 1, 2000, the Company recorded the cumulative effect of the change in accounting principle.

     The following financial information reflects all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for the nine months ended December 31, 2001 and the year ended March 31, 2001 are as follows:

			Three Month
	Three Month	Three Month	Period Ended
	Period Ended	Period Ended	June 30,
	Dec. 31, 2001	Sept. 30, 2001	2001

OPERATING DATA
Revenue
Net Sales	$1,012,215	$1,220,989	$784,543

License Fee and Milestone payments	981	—	—

Revenues under Collaborative Research and Development Arrangements	3,000	53,490	53,179

Interest Income	10,174	27,347	61,344

Total:	1,026,370	1,301,826	899,066

Gross Profit	648,643	628,914	417,247

Net Loss for the Period	$(1,965,423)	$(1,712,111)	$(2,682,256)

Net Loss per common share - Basic and Diluted	$(0.06)	$(0.05)	$(0.08)

Weighted average number of outstanding shares	33,760,120	33,759,968	33,758,111

	Three Month	Three Month	Three Month	Three Month
	Period Ended	Period Ended	Period Ended	Period Ended
	March 31, 2001	Dec. 31, 2000	Sept. 30, 2000	June 30, 2000

OPERATING DATA
Revenue
Net Sales	$1,065,962	$1,049,238	$1,172,951	$1,164,788

License Fee and Milestone Payments	3,470,590	58,823	142,156	58,823

Revenues under Collaborative Research and Development Arrangements	145,263	141,668	97,779	75,001

Government Grants	4,032	28,958	55,709	12,387

Interest Income	103,581	83,384	118,286	138,378

Total:	4,789,428	1,362,071	1,586,881	1,449,377

Gross Profit	649,450	586,817	581,406	710,148

Net Income (Loss) before cumulative effect of change in accounting principle	944,130	(2,166,581)	(2,048,497)	(1,948,348)

Cumulative effect of change in accounting principle (1)	—	—	—	(3,647,059)

Net Income (Loss) for the Period	$944,130	$(2,166,581)	$(2,048,497)	$(5,595,407)

Net Income (Loss) per Common Share — Basic and Diluted	$0.03	$(0.08)	$(0.08)	$(0.24)

Weighted average number of outstanding shares	32,404,066	27,289,218	27,272,642	23,629,490

(1)	During the fourth quarter ended March 31, 2001, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Effective April 1, 2000, the Company recorded the cumulative effect of the accounting change.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto prepared in accordance with U.S. GAAP contained elsewhere in this Form 8-K. The following discussion and analysis explains trends in the Company’s financial condition and results of operations for the nine months ended December 31, 2001 and December 31, 2000, and the years ended March 31, 2001 and March 31, 2000.

OVERVIEW

Through its Drug and Gene Delivery Division, the Company is developing drug and gene delivery systems based on electroporation to be used in the treatment of disease. Through its BTX Instrument Division, the Company develops, manufactures, and sells electroporation and electrofusion equipment to the research laboratory market.

In the past the Company’s revenues primarily reflected product sales to the research market through the BTX Instrument Division and revenues under collaborative research and development arrangements and research grants through the Drug and Gene Delivery Division. From October 1998 to August 2000 the Company received up-front licensing fees and milestone payments from Ethicon, Inc. and Ethicon Endo-Surgery, Inc. relating to a licensing and development agreement for electroporation and electrofusion. On July 26, 2000, the Company received notice from Ethicon Endo- Surgery, Inc. that it had elected to exercise its discretionary right to terminate, without cause, the licensing and development agreement and the supply agreement entered into with the Company. All rights previously granted to Ethicon Endo-Surgery, Inc. were returned to the Company on January 22, 2001.

The Company is seeking a new licensing partner for the use of electroporation for the delivery of drugs in the treatment of cancer. The Company will not receive any milestone or licensing payments for development or sale of its products until a new strategic alliance is in place with a new partner and the Company achieves the milestones specified in the new agreement, or product sales commence under the new agreement. There can be no assurance that the Company will be able to contract with such a partner or that the Company can achieve the milestones set out in a new agreement. The Company believes it has sufficient current resources to initiate a Phase III clinical study of the use of electroporation in the delivery of bleomycin in the treatment of late stage head and neck cancers.

In November 2001, the Company entered into a non-exclusive license and supply agreement with Valentis, Inc. in the gene therapy field to use its MedPulsor® System in the development of its Genemedicine™ products. The Company will receive an upfront payment of $100,0000 in the first quarter of 2002 and additional payments upon the achievements of specified milestones in the form of cash and stock of Valentis. The agreement expires in 2018.

Until it achieves the commercialization of clinical products, the Company expects revenues to continue to be attributable to product sales from the BTX Instrument Division to the research market, grants, collaborative research arrangements, and interest income.

Due to the expenses incurred in the development of the drug and gene delivery systems, the Company has been unprofitable in the last seven years. As of December 31, 2001 the Company has incurred a cumulative deficit of $47,361,720. The Company expects to continue to incur substantial operating losses in the future due to continued spending on research and development programs, the funding of preclinical studies, clinical trials and regulatory activities and the costs of manufacturing and administrative activities.

On June 15, 2001 the Company completed a change in its jurisdiction of incorporation from British Columbia, Canada into the state of Delaware. The change was accomplished through a reincorporation of Genetronics Biomedical Ltd., a British Columbia corporation, into Genetronics Biomedical Corporation, a Delaware corporation. All periods presented have been restated to financial statements prepared in accordance with accounting principles generally accepted in the United Sates.

RESULTS OF OPERATIONS

The Company does not believe that inflation has had a material impact on its result of operations for the nine months ended December 31, 2001 and December 31, 2000 and the years ended March 31, 2001 and March 31, 2000.

NINE MONTHS ENDED DECEMBER 31, 2001 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 2000

Due to the fiscal year end change to December 31, the fiscal year ended December 31, 2001 is comprised of only nine months. In order to provide a more meaningful comparison and discussion of trends in revenues and expenses, the consolidated financial data for the nine-month periods ended December 31, 2001 and December 31, 2000 are presented in the following table and the results of these two periods are used in the discussion thereafter.

	Nine Months	Nine Months
	Ended December 31,	Ended December 31,
Fiscal Periods Ended	2001	2000 (1)

Net Sales	$3,017,747	$3,386,977
License Fee and Milestone Payments	981	259,802
Government Grants	—	97,054
Revenues Under Collaborative Research and Development Arrangements	109,669	314,448
Interest Income	98,865	340,048

Total Revenues	3,227,262	4,398,329
Cost of Sales	1,322,763	1,508,606
Research and Development	2,325,045	4,177,609 (2)
Selling, General and Administrative	5,928,502	4,860,772 (2)
Interest Expense	10,742	14,768

Total Expenses	9,587,052	10,561,755

Net Loss for Period before cumulative effect of change in accounting principle	(6,359,790)	(6,163,426)
Cumulative effect of change in accounting principle (3)	—	(3,647,059)

Net Loss for Period	$(6,359,790)	$(9,810,485)
Net Loss per Common Share	$(0.19)	$(0.38)

(1)	Unaudited

(2)	Certain reclassifications have been made to conform to the December 31, 2001 presentation.

(3)	During the fourth quarter ended March 31, 2001, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Effective April 1, 2000, the Company recorded the cumulative effect of the accounting change.

REVENUES

For the nine months ended December 31, 2001 the BTX Instrument Division reported net sales of $3,017,747, compared to $3,386,977, which meant a decrease of $369,230, or 11%. While the second and third quarter’s net sales for the nine months ended December 31, 2001 were on the same level as the comparable periods of the previous year, the first quarter’s net sales were about $380,000 lower compared to the comparable period of the previous year. The decrease in the first quarter was a result of lower domestic sales and lower sales to Europe. Domestic sales decreased mainly due to the economic decline and pricing pressure by the Company’s main competitor as well as increased competition in the cuvette market which resulted in lower sales. The lower sales to Europe were attributable to an industry slowdown and reduced sales to the Company’s distributors.

While the economic slowdown in the U.S. continued to impact domestic sales throughout the nine months ended December 31, 2001, the Company’s sales to East Asia for the nine months ended December 31, 2001 increased by more than 30% over the same period of the previous year. The increase is primarily due to a growth in sales to China. The Company has worked closely with its Chinese distributor to assist it in becoming a more significant factor in the life science market in East Asia.

As a result of the addition of Fisher Scientific as a distribution partner in the United States in December of 2000, the Company reduced its reliance on the VWR/Merck group, previously its only major distribution partner. Therefore, sales to the VWR/Merck group as a percentage of total sales decreased from 39% for the nine months ended December 31, 2000 to 33% for the nine months ended December 31, 2001.

Due to the cancellation of the Licensing and Development Agreement with Ethicon Endo-Surgery, Inc. in 2000, license fee and milestone payments for the nine months ended December 31, 2001 declined over the same period of the previous year. The Company is currently seeking a new licensing partner for the use of electroporation for the delivery of drugs in the treatment of cancer.

In November 2001, the Company entered into a non-exclusive license and supply agreement with Valentis, Inc. in the gene therapy field to use its MedPulser® System in the development of its Genemedicine™ products. The Company will receive an upfront payment of $100,000 in the first quarter of 2002 and payments upon the achievements of specified milestones in the form of cash and stock of Valentis. The agreement expires in 2018.

There were no revenues from grant funding for the nine months ended December 31, 2001 compared to $97,054 for the nine months ended December 31, 2000. All active grants have expired. To a limited extent, the Company continues to pursue additional Small Business Innovation Research Grants; however, no assurance can be given that any such awards will be obtained.

During the nine months ended December 31, 2001, the Drug and Gene Delivery Division recorded revenues under collaborative research and development arrangements in the amount of $109,669, compared to $314,448 for the nine months ended December 31, 2000. Revenues decreased over the previous year’s period due to the fact that a major collaborative research agreement in the gene therapy area entered into in late 1999 was completed in the summer of 2001.

Interest income decreased from $340,048 for the nine months ended December 31, 2000 to $98,865 for the nine months ended December 31, 2001. The decrease resulted primarily from the diminishing availability of investment funds due to the continuing operating losses.

COST OF SALES

Cost of sales of $1,322,763 for the nine months ended December 31, 2001 decreased by $185,843, or 12%, compared to $1,508,606 for the same period of the previous year. The decrease was a result of the 11% lower sales for the nine months ended December 31, 2001 compared to the same period of the previous year.

GROSS PROFIT AND GROSS MARGIN

As a result of the lower sales, the BTX Instrument Division’s gross profit for the nine months ended December 31, 2001 in the amount of $1,694,984 represented a decrease of $183,387, or 10%, compared with $1,878,371 for the nine months ended December 31, 2000. The gross profit margin of 56% for the nine months ended December 31, 2001 remained at the same level as for the same period of the previous year.

RESEARCH AND DEVELOPMENT

Research and development, which includes clinical trial costs, decreased by $1,852,564, or 44%, from $4,177,609 for the nine months ended December 31, 2000 to $2,325,045 for the nine months ended December 31, 2001. Reduced expenses in the oncology research area, partially due to the expiration of research grants, contributed to these lower expenses.

The decrease also reflects lower clinical/regulatory expenses due to the completion of the Head and Neck Phase II clinical trials in the United States and Canada in the previous fiscal year. The Company is currently planning to enter a Phase III clinical trial, which is subject to the approval by the FDA.

Reduced product development expenses in the BTX Instrument Division also contributed to the decrease in research and development expenses for the nine months ended December 31, 2001.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses, which consist of advertising, promotion and selling expenses, business development expenses, and general administrative expenses, increased by $1,067,730, or 22%, from $4,860,772 for the nine months ended December 31, 2000, to $5,928,502 for the nine months ended December 31, 2001. An increase in the general and administrative area was partially related to higher salary expenses resulting from additions to its senior management team between August 2000 and January 2001 and a one-time severance accrual in the amount of about $240,000 as a result of the termination of employment of a senior executive in May of 2001. Also, in April 2001 a reduction of the Company’s headcount resulted in additional severance expenses of approximately $35,000. The change of the Company’s jurisdiction from British Columbia to Delaware also contributed to additional legal expenses of approximately $50,000 in the quarter ended June 30, 2001.

In October 2001, the Company reorganized to more effectively manage existing resources and to accommodate its stronger focus on oncology and gene therapy. Its work force was reduced by 16 employees, including the Chief Operating Officer and the Chief Financial Officer. The estimated cost to the Company of this reorganization was approximately $211,000 which contributed to the increase in general and administrative expenses over the previous year’s nine-month period.

Sales and Marketing expenses increased over the previous nine-month period ended December 31, 2000 by about $470,000 as marketing efforts to launch the Medpulser Electroporation Therapy System in Europe were initiated in early 2001. As part of the reorganization in October 2001 the Company decided to postpone the launch of the Medpulser Electroporation Therapy System in Europe to further reduce operating expenses.

NET INCOME/LOSS (NET INCOME/LOSS OF REPORTABLE SEGMENTS DOES NOT INCLUDE UNALLOCATED ITEMS SUCH AS INTEREST INCOME AND EXPENSE AND GENERAL AND ADMINISTRATIVE COSTS)

The BTX Instrument Division reported net income in the amount of $520,280 for the nine months ended December 31, 2001, compared to a net income in the amount of $573,485 for the nine months ended December 31, 2000, which represents a decrease of $53,205. The decrease was attributable to the lower net sales in the nine months ended December 31, 2001 which were only partially offset by reduced development expenses.

The Drug and Gene Delivery Division reported a net loss of $2,351,723 for the nine months ended December 31, 2001 compared to $3,039,275 for the nine months ended December 31, 2000, a decrease of $687,552, or 23%. The reduced loss was a result of lower research and clinical trial expenditures which more than offset lower revenues from license fees and milestone payments as well as lower revenues from grant funding and collaborative research and development arrangements.

For the nine months ended December 31, 2001, the Company recorded a net loss of $6,359,790, compared with a net loss of $6,163,426 before the cumulative effect of a change in accounting principle for the nine months ended December 31, 2000, which meant an increase in net loss of $196,364, or 3%. The higher loss is attributable to the decrease of $1,171,067 in total revenues which more than offset the decrease of $974,703 in total operating expenses.

YEAR ENDED MARCH 31, 2001 COMPARED TO YEAR ENDED MARCH 31, 2000

REVENUES

The BTX Instrument Division produced net sales of $4,452,939 for the twelve months ended March 31, 2001, compared with net sales of $3,827,537, for the twelve months ended March 31, 2000, which meant an increase of $625,402, or 16.3%. The primary factor contributing to this increase was the result of higher sales through the Company’s main distributors, VWR Scientific and Merck Eurolab, both members of the Merck Group. Merck Eurolab was added as a distributor in April of 2000. Also, in December 2000 the Company signed a non-exclusive distributorship agreement with Fisher Scientific Company to further promote sales to the United States.

Non-U.S. sales increased by $332,693, or 27%, from $1,229,371 for the twelve months ended March 31, 2000 to $1,562,064 for the twelve months ended March 31, 2001. Export sales as a percentage of total sales by the BTX Instrument Division increased slightly from 32% in the twelve months ended March 31, 2000 to 35% in the twelve months ended March 31, 2001. The increase is mainly attributable to the addition of Merck Eurolab as a distributor to promote sales to Europe.

Total sales for the Company increased only by 8% since in the Drug Delivery Division no product for clinical trials was shipped in the year ended March 31, 2001 as opposed to shipments in the previous year. That is mainly attributable to the fact that the Phase II clinical trials were winding down and that in July 2000 the Company received notice from Ethicon that it had elected to exercise its discretionary right to terminate the License and Development Agreement and Supply Agreement.

Revenues from government grants funding decreased from $334,901 for the year ended March 31, 2000 to $101,086 for the year ended March 31, 2001. The reason for the decrease in grant revenues was that activities for grants awarded in previous years in the Oncology field and Gene Therapy field were winding down in the year ended March 31, 2001 and all active grants had expired by December 31, 2000. Revenues from grant funding may fluctuate from period to period based on the level of grant funding awarded and the level of research activity related to the grants awarded.

During the year ended March 31, 2001 the Drug and Gene Delivery Division recorded revenues under collaborative research and development arrangements in the amount of $459,711 as a result of collaborative research agreements to develop electroporation technology for use in particular gene therapy applications. This represents a significant increase over the same period of the previous year since the Company did not enter into these research agreements until the end of calendar 1999.

During the fourth quarter ended March 31, 2001, the Company changed its accounting policy for upfront non-refundable license payments received in connection with collaborative license arrangements in accordance with Staff Accounting Bulletin No. 101 (SAB 101), as amended by SAB 101(A) and (B), issued by the U. S. Securities and Exchange Commission. The Company received $4,000,000 in up-front licensing fees through April 1, 2000. In accordance with SAB 101, the Company is required to record these fees over the life of the arrangement, which was terminated in the year ended March 31, 2001.

In January 2001, the Company recognized revenue from Ethicon in the amount of $3,730,392 as a result of the terminated License and Development Agreement which comprised non-refundable deferred revenue.

Interest income for the year ended March 31, 2001 in the amount of $443,629 decreased by $112,564, or 20%, compared to the interest income for the year ended March 31, 2000 in the amount of $556,193. The decrease in interest income was attributable to the cash used in operating activities, which resulted in decreased levels of interest bearing financial instruments.

COST OF SALES

Cost of sales for the BTX Instrument Division increased by $143,146, or 8%, from $1,781,972, for the twelve months ended March 31, 2000 to $1,925,118 for the twelve months ended March 31, 2001. The increase was primarily a result of the 16.5% increase in net sales.

GROSS PROFIT AND GROSS MARGIN

Primarily due to the higher sales, the gross profit for the BTX Instrument Division for the twelve months ended March 31, 2001 in the amount of $2,527,821, increased by $482,256, or 24%, compared with $2,045,565 for the twelve months ended March 31, 2000.

The gross profit margin for BTX products increased slightly from 53% for the twelve months ended March 31, 2000 to 57% for the twelve months ended March 31, 2001. The 4% increase is mainly attributable to a change in product mix in favor of products with a higher profit margin due to the successful implementation of a niche market strategy in developing a market for the ECM 830 and ECM 2001.

RESEARCH AND DEVELOPMENT/CLINICAL TRIALS

Research and development costs decreased by $631,188, or 10%, from $6,402,962 for the twelve months ended March 31, 2000 to $5,771,774 for the twelve months ended March 31, 2001. The expenses in the twelve months ended March 31, 2001, decreased over the previous year, primarily in the clinical and regulatory areas as a result of the delay of initiation of pivotal and other clinical trials in the U.S. These lower expenses more than offset higher expenses in the Gene Therapy area due to the increased focus on this field and higher engineering expenses in the BTX Instrument Division. The higher BTX Instrument engineering expenses were primarily related to an increase in the effective headcount and skill level of personnel assigned to a project to improve manufacturability and engineering design of the overall BTX product line.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses which include advertising, promotion and selling expenses, decreased by $1,262,831, or 16%, from $7,886,159 for the twelve months ended March 31, 2000 to $6,623,328 for the twelve months ended March 31, 2001. While selling expenses for the year ended March 31, 2001 remained relatively constant compared to the previous year, general and administrative expenses decreased significantly. The decrease was primarily due to an approximately $900,000 reduction of stock based compensation expense incurred by the Company from March 31, 2000 to March 31, 2001 as a result of the Company’s decision to reduce the granting of stock options to consultants. Also, as a result of a review of the Company’s operating structure in the year ended March 31, 2000, certain staffing changes occurred and in December 1999, the Company entered into termination agreements with two of its senior executives. In accordance with the staffing changes and the terms of the termination agreements, the Company has accrued and recorded severance costs and certain benefits amounting to $597,183 for the year ended March 31, 2000. Since such costs were not incurred in the year ended March 31, 2001, general and administrative costs decreased in the year ended March 31, 2001.

NET INCOME/LOSS (NET INCOME/LOSS OF REPORTABLE SEGMENTS DOES NOT INCLUDE UNALLOCATED ITEMS SUCH AS INTEREST INCOME AND EXPENSE AND GENERAL AND ADMINISTRATIVE COSTS)

During the fourth quarter ended March 31, 2001, the Company changed its accounting policy for upfront non-refundable license payments received in connection with collaborative license arrangements in accordance with Staff Accounting Bulletin No. 101 (SAB 101), as amended by SAB 101(A) and (B), issued by the U. S. Securities and Exchange Commission. The Company received $4,000,000 in up-front licensing fees through April 1, 2000. In accordance with SAB 101, the Company is required to record these fees over the life of the arrangement, which was terminated in the year ended March 31, 2001. As a result of this change, revenues in the year ended March 31, 2001 have increased by $3,647,059 and the cumulative effect of this change in accounting principle is a charge of $3,647,059 to net loss in the year ended March 31, 2001.

The BTX Instrument Division reported a net income in the amount of $670,903 for the twelve months ended March 31, 2001 compared to a net income in the amount of $352,385 for the twelve months ended March 31, 2000. The $318,518 increase was attributable to the 16.3% increase in net sales, which more than offset the higher operating expenses.

The Drug and Gene Delivery Division reported a net loss in the amount of $4,501,825 for the twelve months ended March 31, 2001 compared to a net loss in the amount of $4,921,954 for the twelve months ended March 31, 2000, a decrease of $420,129. The decrease is primarily a result of lower research and development expenses in the year ended March 31, 2001. The lower operating expenses more than offset the decrease in revenues for the Drug Delivery Division, which were a result of lower revenues from grant funding and milestone payments.

For the twelve months ended March 31, 2001 the Company recorded a total net loss of $8,866,355 compared with a total net loss of $10,703,830 for the twelve months ended March 31, 2000, which meant a decrease of $1,837,475, or 17%. The higher loss in the previous year was mainly attributable to the one-time restructuring charges in the amount of $597,183 and the higher research and development expenses.

LIQUIDITY AND CAPITAL RESOURCES

During the last five fiscal years, the Company’s primary uses of cash have been to finance its research and development activities and clinical trial activities in the Drug and Gene Delivery Division. Since inception, the Company has satisfied its cash requirements principally from proceeds from the sale of equity securities.

On January 17, 2001 the Company completed a public offering of 6,267,500 common shares at a price of CDN$1.35 per share for gross proceeds of CDN$8,461,125 (US$5,640,750) less expenses of CDN$1,102,877 (US$734,368). The Company also issued to its Agent, Canaccord Capital Corporation, compensation warrants exercisable until January 16, 2002 to acquire 500,000 common shares, at CDN$1.35 per common share. During the twelve months ended March 31, 2001, the Company issued 111,894 common shares upon the exercise of stock options of aggregate gross proceeds to the Company of $249,332. The Company also issued 50,000 common shares as compensation for corporate finance services.

In January 2002, the Company reduced the exercise price of the 500,000 Agent’s Compensation Warrants from Cdn $1.35 to Cdn $1.10 and extended the expiry date to January 31, 2002. The Company agreed to the extension and the reduction of the exercise price of the warrants to provide the Agent with an incentive to exercise the warrants, as the exercise of the warrants would provide the Company with a fast and inexpensive method of financing to support the research and development of its products and would continue to foster the goodwill between the parties. On January 16, 2002, the Company issued 500,000 common shares in respect of the exercise of these warrants for gross proceeds of Cdn $550,000 (US $337,506).

On November 30, 2001, the Company closed a private placement of 5,212,494 special warrants at a price of $0.45 per Special Warrant for gross proceeds of $2,345,622. Each Special Warrant entitles the holder to acquire one common share of the Company and one-half of a non-transferable warrant of the Company, without payment of further consideration, on the exercise or deemed exercise of the Special Warrant. Each full Warrant entitles the holder to purchase one common share at a price of $0.75 through May 30, 2003. The gross proceeds of this financing was reduced by issuance costs including the agent’s, Canaccord Capital Corporation, commission of $175,922 representing 7.5% of the gross proceeds and other issue costs estimated at $620,186. Other issue costs were incurred for services provided by the agent, expenses incurred by the agent, and legal and accounting services. A portion of the other issue costs was incurred for legal services provided by a law firm where one of the partners is a director of the Company. The agent was also granted Agent’s Series A Special Warrants entitling the holder to acquire 100,000 common shares of the Company, without payment of further consideration, exercisable on or before November 30, 2002 and Agent’s Series B Special Warrants entitling the agent to acquire 521,249 Agent’s Share Purchase Warrants. Each Agent’s Share Purchase Warrant entitles the holder to acquire one common share of the Company at a price of $0.45 per Agent’s Share Purchase Warrant, exercisable through May 30, 2003. The amount paid in cash to the agent relating to the November 30, 2001 private placement totaled $317,085.

On January 25, 2002, the Company filed a preliminary prospectus in Canada qualifying the common shares and share purchase warrants of the Company. Of the total proceeds, 20% ($469,124) was withheld from the Company and placed in an escrow account by the placement agent. If the Company does not obtain approval for its Canadian prospectus and U.S. registration statement by February 28, 2002, the Company will not receive the funds held in escrow. On February 28, 2002 the purchasers extended the date for obtaining approval for the Canadian Prospectus and the U.S. registration statement from February 28, 2002 to March 29, 2002. As of December 31, 2001, the Company recorded net proceeds of $1,748,937 which are a result of $2,345,622 gross proceeds less $596,685 issuance costs incurred as of December 31, 2001.

In November 2001, the Company entered into a note receivable agreement with one of its executive officers in the amount of $65,000, to enable the executive to purchase 144,000 Special Warrants offered through the Company’s private placement. The loan plus accrued interest, at an interest rate of 5.0%, is payable on or before November 9, 2004.

In January 2002, the Company extended the expiration date of 499,199 consultant stock options from January 15, 2002 to January 31, 2002 and reduced the exercise price from between Cdn $1.25 and Cdn $4.13 to Cdn $1.15. On January 21, 2002 the Company issued 499,199 common shares in respect of the exercise of these stock options for gross proceeds of Cdn $574,079 (US $361,287). As a result additional stock-based compensation of $39,936 was recorded in January 2002 at a fair value of $0.08 per option which was estimated by using the Black Scholes Pricing Model.

As of December 31, 2001, the Company had working capital of $2,002,577 compared to $6,736,869 as of March 31, 2001. The decrease is primarily a result of the $6,359,790 net loss for the nine months ended December 31, 2001 offset by the proceeds from the sales of Special Warrants.

Most of the cash the Company has received during the nine months ended December 31, 2001 came from the sale and distribution of the Special Warrants in November 2001 and sales of BTX research-use equipment. Other funds came from collaborative research arrangements, interest income on reinvestments and the exercise of stock options.

In October 2001, the Company reorganized to more effectively manage existing resources and to accommodate its stronger focus on oncology and gene therapy. Its work force was reduced by 16 employees. The estimated cost to the Company of this reorganization was approximately $211,000.

As of December 31, 2001, the Company had an accumulated deficit of $47,361,720. The Company has operated at a loss since 1994, and it expects this to continue for some time. The amount of the accumulated deficit will continue to grow, as it will be expensive to continue clinical, research and development efforts. If these activities are successful and if the Company receives approval from the FDA to market equipment, then even more funding will be required to market and sell the equipment. As of the date of this filing, there is substantial doubt about the Company’s ability to continue as a going concern due to its historical negative cash flow and because the Company does not have access to sufficient committed capital to meet its projected operating needs for at least the next twelve months. As of December 31, 2001 the Company believes it has sufficient funds to fund operations through May 2002. In October 2001, the Company reduced its operating expenses through a reorganization of its operations by reducing its headcount by approximately 20%. As the reduction of the headcount alone will not prevent future operating losses, the Company is aggressively seeking further equity funding in order to satisfy its projected cash needs for at least the next twelve months. The Company is also evaluating the sale of non-core assets and exploring potential partnerships as additional ways to fund operations. However, the Company will continue to rely on outside sources of financing to meet its capital needs beyond next year. The outcome of these matters cannot be predicted at this time. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve positive cash flow. If the Company is not able to secure additional funding, it will be required to further scale back its research and development programs, preclinical studies and clinical trials, and selling, general, and administrative activities and may not be able to continue in business.

Accounts receivable as of December 31, 2001 in the amount of $940,330 increased slightly compared to $903,526 as of March 31, 2001, primarily due to a receivable from Valentis as a result from the licensing agreement entered into in November 2001.

Inventories increased from $756,543 as of March 31, 2001 to $847,907 as of December 31, 2001. In the spring of 2001 the Company moved its production of disposable cuvettes from a US manufacturer to Taiwan. To achieve economies of scale, delivery volumes were changed from once per month to once per quarter. A shipment of cuvettes received in December contributed to an increase of inventory as of December 31, 2001 compared to March 31, 2001. Also, lower-than expected sales were partially responsible for the higher inventory level. The allowance for obsolescence was increased to provide for excess inventory caused by a delay in the anticipated launch in Europe of Drug and Gene delivery products.

Current liabilities in the amount of $1,605,087 as of December 31, 2001 increased by $92,542, or 6%, compared to $1,512,545 as of March 31, 2001. The increase is primarily a result of severance accruals due to the reduction of workforce in October of 2001.

The Company’s long term capital requirements will depend on numerous factors including:

The progress and magnitude of the research and development programs, including preclinical and clinical trials;

The time involved in obtaining regulatory approvals;

The cost involved in filing and maintaining patent claims;

Competitor and market conditions;

The ability to establish and maintain collaborative arrangements;

The ability to obtain grants to finance research and development projects; and

The cost of manufacturing scale-up and the cost of commercialization activities and arrangements

The ability to generate substantial funding to continue research and development activities, preclinical and clinical studies and clinical trials and manufacturing, scale-up, and selling, general, and administrative activities is subject to a number of risks and uncertainties and will depend on numerous factors including:

The ability to raise funds in the future through public or private financings, collaborative arrangements, grant awards or from other sources;

The potential for the Company to obtain equity investments, collaborative arrangements, license agreements or development or other funding programs in exchange for manufacturing, marketing, distribution or other rights to products developed by the Company; and

The ability to maintain existing collaborative arrangements.

The Company cannot guarantee that additional funding will be available when needed or on favorable terms. If it is not, the Company will be required to scale back its research and development programs, preclinical studies and clinical trials, and selling, general, and administrative activities, or otherwise reduce or cease operations and its business and financial results and condition would be materially adversely affected.

Item 7. Financial Statements, Financial Statement Schedules and Exhibits

       a)  Financial Statements

     The consolidated financial statements as of December 31, 2001 and March 31, 2001 and the related consolidated statements of loss and comprehensive loss, shareholder’s equity, and cash flows for the nine months ended December 31, 2001 and each of the years in the two year period ended March 31, 2001 required by this item are submitted in a separate section beginning on page F-1 of this Form 8-K

b)	Apart from the schedule below, all schedules are omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto appearing elsewhere in this Form 8-K.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

GENETRONICS BIOMEDICAL LTD

		Additions

	Balance at		Charged to		Balance at
	Beginning of	Charged to Costs	Other Accounts	Deductions	End of
Description	Period	and Expenses	(Describe)	(Describe)	Period

NINE MONTHS ENDED DECEMBER 31, 2001
Reserves and allowances deducted from asset Accounts:
Allowance for uncollectible accounts	$42,037	$(12,847)	—	—	$29,190
Allowance for obsolescence	$196,959	$45,657	—	—	$242,616

YEAR ENDED MARCH 31, 2001
Reserves and allowances deducted from asset Accounts:
Allowance for uncollectible accounts	$54,925	$(12,888)	—	—	$42,037
Allowance for obsolescence	$88,437	$108,522	—	—	$196,959

YEAR ENDED MARCH 31, 2000
Reserves and allowances deducted from asset Accounts Allowance for uncollectible accounts	$19,685	$43,149	—	$7,909 (1)	$54,925
Allowance for obsolescence	$22,817	$65,620	—	—	$88,437

(1) Uncollectible accounts written off, net of recoveries.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Genetronics Biomedical Corporation

We have audited the accompanying consolidated balance sheet of Genetronics Biomedical Corporation (the “Company”) as of December 31, 2001 and the related consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for the nine months ended December 31, 2001. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001 and the consolidated results of its operations and its cash flows for the nine months ended December 31, 2001, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the information as at December 31, 2001 and for the nine months ended December 31, 2001, included in the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, is presented fairly in all material respects.

As discussed in Note 1 to the financial statements, the Company has reported accumulated losses of $47,361,720 and without additional financing, lacks sufficient working capital to fund operations for the entire fiscal year ended December 31, 2002, which raises substantial doubt about its ability to continue as a going concern. Management’s plans as to these matters are described in Note 1. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

/s/ Ernst & Young LLP ERNST & YOUNG LLP

San Diego, California,
February 1, 2002, except for the third
paragraph of Note 21, as to which the date
is March 7, 2002

F1

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.)

We have audited the consolidated balance sheets of Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.) as at March 31, 2001 and the consolidated statements of loss and comprehensive loss, shareholders’ equity and cash flows for each of the years in the two year period ended March 31, 2001. Our audits also included the information as at and for each of the years in the two year period ended March 31, 2001 included in the financial statement schedule listed at Item 7(b). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2001 and the results of its operations and its cash flows for each of the years in the two year period ended March 31, 2001 in accordance with accounting principles generally accepted in the United States. Also, in our opinion, the information as at and for each of the years in the two year period ended March 31, 2001, included in the financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, is presented fairly in all material respects.

As discussed in note 4 to the financial statements, during the year ended March 31, 2001 the Company changed its method of accounting for revenue recognition.

On May 4, 2001, we reported separately to the shareholders of Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.) on financial statements for the same period, prepared in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada,
May 4, 2001, except for Notes 1 and 11,
which are as at December 19, 2001

/s/ ERNST & YOUNG LLP Chartered Accountants

Comments by Auditor for U.S. Readers on Canada-U.S. Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when since the date of completion of our audit of the financial statements and initial issuance of our report thereon dated May 4, 2001 the Company has experienced conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated February 1, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

Vancouver, Canada,
December 19, 2001

/s/ ERNST & YOUNG LLP Chartered Accountants

F2

Genetronics Biomedical Corporation
a Delaware corporation (formerly Genetronics Biomedical Ltd.)

CONSOLIDATED BALANCE SHEETS
[See Note 1 — Nature of Business and Basis of Presentation]

	(in U.S. dollars and U.S. GAAP)

	December 31,	March 31,
	2001	2001
	$	$

ASSETS
Current
Cash and cash equivalents [note 5]	1,813,100	3,721,326
Short-term investments [note 5]	—	2,806,620
Accounts receivable, net of allowance for doubtful accounts of $29,000 [March 31, 2001 - $42,000] [note 6]	940,330	903,526
Inventories [note 7]	847,907	756,543
Prepaid expenses and other	6,327	61,399

Total current assets	3,607,664	8,249,414

Fixed assets, net [note 8]	648,176	904,026
Other assets, net [note 9]	2,377,874	2,332,826

	6,633,714	11,486,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Accounts payable and accrued expenses [notes 10, 12 and 17]	1,462,592	1,393,585
Current portion of obligations under capital leases [note 13]	27,475	68,931
Deferred revenue	115,020	50,029

Total current liabilities	1,605,087	1,512,545

Obligations under capital leases [note 13]	20,642	48,532
Deferred rent	44,880	34,901

Total liabilities	1,670,609	1,595,978

Commitments [note 13]
Shareholders’ equity [note 11]
Common stock — par value $0.001
Authorized shares: 100,000,000
Issued and outstanding: 33,760,968 at December 31, 2001 and 33,756,718 at March 31, 2001	33,761	33,757
Class A Preferred stock — par value $0.001
Authorized shares: 100,000,000
Issued and outstanding: nil at December 31, 2001 and March 31, 2001	—	—
Common Stock Issuable [note 11]	55,000
Additional paid in capital [note 11]	51,123,760	50,958,547
Special warrants [note 11]	1,748,937	—
Receivables from executive/shareholders for stock purchase [note 11]	(534,395)	—
Other accumulated comprehensive loss	(102,238)	(100,086)
Accumulated deficit	(47,361,720)	(41,001,930)

Total shareholders’ equity	4,963,105	9,890,288

	6,633,714	11,486,266

See accompanying notes

F3

Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.)

CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

[See Note 1 — Nature of Business and Basis of Presentation]

	(in U.S. dollars and U.S. GAAP)

	Nine months ended	Year ended	Year ended
	December 31,	March 31,	March 31,
	2001	2001	2000
	$	$	$

REVENUE
Net sales [note 6 and 16]	3,017,747	4,452,939	4,134,436
License fee and milestone payments [note 6]	981	3,730,392	416,667
Government grants	—	101,086	334,901
Revenues under collaborative research and development arrangements	109,669	459,711	191,335

	3,128,397	8,744,128	5,077,339

EXPENSES
Cost of sales	1,322,763	1,925,118	2,023,899
Research and development [note 19]	2,325,045	5,771,774	6,402,962
Selling, general and administrative [note 12 and 19]	5,928,502	6,623,328	7,886,159

	9,576,310	14,320,220	16,313,020

Loss from operations	(6,447,913)	(5,576,092)	(11,235,681)
Other income (expense)
Interest income	98,865	443,629	556,193
Interest expense	(10,742)	(20,380)	(24,342)
Foreign exchange loss	—	(66,453)	—
Net loss before cumulative effect of change in accounting policy	(6,359,790)	(5,219,296)	(10,703,830)
Cumulative effect of change in accounting principle for revenue recognition [note 4]	—	(3,647,059)	—

Net loss	(6,359,790)	(8,866,355)	(10,703,830)
Foreign currency translation gain (loss) adjustment	—	(1,327)	2,090
Unrealized gain on short-term investments/Reclassification of loss	(2,152)	2,152	—

Comprehensive loss	(6,361,942)	(8,865,530)	(10,701,740)

Loss per common share:
Loss before cumulative effect of change in accounting principle	(0.19)	(0.19)	(0.48)
Cumulative effect of a change in accounting principle	—	(0.13)	—

Loss per common share — basic and diluted	(0.19)	(0.32)	(0.48)

Pro forma loss assuming the change in accounting principles is applied retroactively	(6,359,790)	(5,219,296)	(10,468,536)
Pro forma loss per common share — basic and diluted assuming the change in accounting principle is applied retroactively	(0.19)	(0.19)	(0.47)
Weighted average number of common shares	33,759,404	27,648,854	22,107,190

See accompanying notes

F4

Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

[See Note 1 — Nature of Business and Basis of Presentation] (in U.S. dollars and U.S. GAAP)

					Note
					receivable
	Common Stock		Common		from
			Stock	Special	executive/
	Shares	Amount	Issuable	Warrants	shareholders
	#	$	$	$	$

	[restated note 11]
Balance at March 31, 1999	21,666,266	21,666	—	—	—

Exercise of stock options for cash	988,542	989	—	—	—
Exercise of Agent’s Special Warrants for cash	151,300	151	—	—	—
Issued for corporate finance services	30,000	30	—	—	—
Issuance of Special Warrants (net Of issuance costs of $1,498,742)	—	—	—	11,063,758	—
Issued pursuant to exercise of Special Warrants	23,000	23	—	(60,766)	—
Cancelled escrow shares [note 11 ]	(26,784)	(27)	—	—	—
Stock-based compensation	—	—	—	—	—
Unrealized gain on foreign currency translation	—	—	—	—	—
Net loss	—	—	—	—	—

Balance at March 31, 2000	22,832,324	22,832	—	11,002,992	—
Private placement (net of issuance costs of $734,368) for cash [note 11]	6,267,500	6,268	—	—	—
Exercise of stock options for cash	111,894	112	—	—	—
Exercise of warrants for cash [note 11]	180,500	180	—	—	—
Issued for corporate finance services [note 11]	50,000	50	—	—	—
Issued pursuant to exercise of Special Warrants [note 11]	4,164,500	4,165	—	(11,002,992)	—
Issued pursuant to license agreement [note 11]	150,000	150	—	—	—
Stock-based compensation			—		—
Unrealized loss on foreign currency translation	—	—	—	—	—
Unrealized gains on short-term investments	—	—	—	—	—
Net loss	—	—	—	—	—

Balance at March 31, 2001	33,756,718	33,757	—	—	—
Exercise of stock options for cash	4,250	4	—	—	—
Issuance of Special Warrants (net of cost) for cash	—	—	—	1,748,937	—
Issuance of note receivable from executive for purchase of stock	—	—	—	—	(65,271)
Receivable from shareholders	—	—	—	—	(469,124)
Common Stock issuable pursuant to services	—	—	55,000	—	—
Unrealized losses on short-term investments	—	—	—	—	—
Stock-based compensation	—	—	—	—	—
Net loss	—	—	—	—	—

Balance at December 31, 2001	33,760,968	33,761	55,000	1,748,937	(534,395)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Other
	Additional	Accumulated		Total
	Paid-in	Comprehensive	Accumulated	shareholder's
	Capital	Loss	Deficit	equity
	$	$	$	$

	[restated note 11]
Balance at March 31, 1999	29,769,441	(103,001)	(21,431,745)	8,256,361

Exercise of stock options for cash	1,515,250	—	—	1,516,239
Exercise of Agent’s Special Warrants for cash	500,652	—	—	500,803
Issued for corporate finance services	91,860	—	—	91,890
Issuance of Special Warrants (net Of issuance costs of $1,498,742)	—	—	—	11,063,758
Issued pursuant to exercise of Special Warrants	60,743	—	—	—
Cancelled escrow shares [note 11 ]	27	—	—	—
Stock-based compensation	1,103,888	—	—	1,103,888
Unrealized gain on foreign currency translation	—	2,090	—	2,090
Net loss	—	—	(10,703,830)	(10,703,830)

Balance at March 31, 2000	33,041,861	(100,911)	(32,135,575)	11,831,199
Private placement (net of issuance costs of $734,368) for cash [note 11]	4,900,114	—	—	4,906,382
Exercise of stock options for cash	249,220	—	—	249,332
Exercise of warrants for cash [note 11]	597,275	—	—	597,455
Issued for corporate finance services [note 11]	44,950	—	—	45,000
Issued pursuant to exercise of Special Warrants [note 11]	10,998,827	—	—	—
Issued pursuant to license agreement [note 11]	900,300	—	—	900,450
Stock-based compensation	226,000	—	—	226,000
Unrealized loss on foreign currency translation	—	(1,327)	—	(1,327)
Unrealized gains on short-term investments	—	2,152	—	2,152
Net loss	—	—	(8,866,355)	(8,866,355)

Balance at March 31, 2001	50,958,547	(100,086)	(41,001,930)	9,890,288
Exercise of stock options for cash	4,619	—	—	4,623
Issuance of Special Warrants (net of cost) for cash	—	—	—	1,748,937
Issuance of note receivable from executive for purchase of stock	—	—	—	(65,271)
Receivable from shareholders	—	—	—	(469,124)
Common Stock issuable pursuant to services	—	—	—	55,000
Reclassification of losses on short-term investments	—	(2,152)	—	(2,152)
Stock-based compensation	160,594	—	—	160,594
Net loss	—	—	(6,359,790)	(6,359,790)

Balance at December 31, 2001	51,123,760	(102,238)	(47,361,720)	4,963,105

See accompanying notes

F5

Genetronics Biomedical Corporation (formerly Genetronics Biomedical Ltd.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
[See Note 1 — Nature of Business and Basis of Presentation]

	(in U.S. dollars and U.S. GAAP)

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

OPERATING ACTIVITIES
Net loss for the period	(6,359,790)	(8,866,355)	(10,703,830)
Items not involving cash:
Depreciation and amortization	514,973	655,497	566,358
Restructuring charges	86,454	(277,451)	288,042
Stock-based compensation	215,594	226,000	1,103,888
Provision for (recovery of) doubtful accounts	(12,847)	(12,888)	43,149
Provision for inventory obsolescence	45,657	108,522	65,620
Write-down of fixed assets	—	17,156	—
Gain on disposal of fixed assets	(6,467)	—	—
Write-down of other assets	4,649	31,360	—
Deferred rent	9,979	24,929	408
Deferred revenue	64,991	(218,636)	268,665
Changes in non-cash working capital items:
Accounts receivable	(23,957)	229,812	(386,951)
Inventories	(127,021)	(253,423)	(21,356)
Prepaid expenses and other	41,172	78,024	(133,328)
Accounts payable and accrued expenses	(17,447)	(113,048)	118,599

Cash used in operating activities	(5,564,060)	(8,370,501)	(8,790,736)

INVESTING ACTIVITIES
Sale (Purchase) of short-term investments	2,804,468	(2,804,468)	—
Purchase of fixed assets	(27,574)	(263,970)	(289,511)
Increase in other assets	(288,651)	(320,587)	(495,581)

Cash provided by (used in) investing activities	2,488,243	(3,389,025)	(785,092)

FINANCING ACTIVITIES
Payments on obligations under capital leases	(51,574)	(58,334)	(45,892)
Payment of loan to executive	(65,271)	—	—
Proceeds from issuance of Special Warrants, net of issue costs	1,279,813	—	11,155,648
Proceeds from issuance of common shares, net of issue costs	4,623	5,798,169	2,017,042

Cash provided by financing activities	1,167,591	5,739,835	13,126,798

Effect of exchange rate changes on cash	—	(1,327)	2,090

Increase (decrease) in cash and cash equivalents	(1,908,226)	(6,021,018)	3,553,060
Cash and cash equivalents, beginning of period	3,721,326	9,742,344	6,189,284

Cash and cash equivalents, end of period	1,813,100	3,721,326	9,742,344

See accompanying notes

F6

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Genetronics Biomedical Corporation (the “Company”) was incorporated on August 8, 1979 under the laws of British Columbia. The Company carries out its business through its United States wholly-owned subsidiary, Genetronics, Inc., that was incorporated in California on June 29, 1983. Through its BTX Instrument Division, the Company develops, manufactures, and markets electroporation instrumentation and accessories used by scientists and researchers to perform genetic engineering techniques, such as cell fusion, gene transfer, cell membrane research and genetic mapping in research laboratories worldwide. Through its Drug and Gene Delivery Division, the Company is developing drug delivery systems which are designed to use electroporation to enhance drug or gene delivery in the areas of oncology, dermatology, gene therapy, cardiology and transdermal drug delivery. The Company sells the majority of its BTX products to customers in the United States, Europe, and East Asia.

On June 15, 2001, the Company completed a change in its jurisdiction of incorporation from British Columbia, Canada into the state of Delaware. The change was accomplished through a continuation of Genetronics Biomedical Ltd., a British Columbia Corporation, into Genetronics Biomedical Corporation, a Delaware corporation. Concurrent with the continuation of the Company in Delaware, the shareholders authorized for issuance 100,000,000 common shares with a $0.001 par value. The Company also changed its fiscal year end from March 31 to December 31.

The Company’s consolidated financial statements for the nine months ended December 31, 2001 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business for the foreseeable future.

The Company incurred a net loss of $6,359,790 for the nine months ended December 31, 2001, has a working capital of $2,002,577 and has an accumulated deficit of $47,361,720 at December 31, 2001. The ability of the Company to continue as a going concern is dependent upon its ability to achieve profitable operations and to obtain additional capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In October 2001, the Company reduced its operating expenses through a reorganization of its operations by reducing its headcount by approximately 20%. As the reduction of the headcount alone will not prevent future operating losses, the Company is aggressively seeking further funding in order to satisfy its projected cash needs for at least the next twelve months. The Company will continue to rely on outside sources of financing to meet its capital needs beyond next year. The outcome of these matters cannot be predicted at this time. Further, there can be no assurance, assuming the Company successfully raises additional funds, that the Company will achieve positive cash flow. If the Company is not able to secure additional funding, it will be required to further scale back its research and development programs, preclinical studies and clinical trials, and selling, general, and administrative activities and may not be able to continue in business. These consolidated financial statements do not include any adjustments to the specific amounts and classifications of assets and liabilities which might be necessary should the Company be unable to continue in business.

Selected Financial Data for Nine Month Periods ended December 31, 2001 and 2000

The following is selected financial data for the Short Fiscal Year ended December 31, 2001 and the comparable prior year period:

	Nine	Nine
	Months	Months
	Ended	Ended
	December 31,	December 31,
Fiscal Periods Ended	2001	2000

		(Unaudited)
Net Sales	$3,017,747	$3,386,977

License fee and milestone payments	981	259,802
Revenues under collaborative research and development arrangements and government grants	109,669	411,502
Gross Profit	1,694,984	1,878,371

Interest Income	98,865	340,048
Net Loss for Period before cumulative effect of change in accounting principle	(6,359,790)	(6,163,426)

Cumulative effect on prior years of change in accounting principle (1)	—	(3,647,059)
Net Loss for Period	(6,359,790)	(9,810,485)
Amounts per common share— basic and diluted:
Net loss before cumulative effect of change in accounting principle	(0.19)	(0.24)

Cumulative effect of change in accounting principle	—	(0.14)
Net Loss	(0.19)	(0.38)

Pro forma loss assuming the change in accounting principle is applied retroactively	(6,359,790)	(6,163,426)

Pro forma loss per common share assuming the change in accounting principle is applied retroactively	(0.19)	(0.24)

(1)	During the fourth quarter ended March 31, 2001, the Company changed its method of accounting for revenue recognition in accordance with Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Effective April 1, 2000, the Company recorded the cumulative effect of the accounting change.

2. ACCOUNTING POLICIES

As a result of the continuation of the Company from British Columbia, Canada, to Delaware, these financial statements have been prepared in accordance with generally accepted accounting principles in the United States. A reconciliation of amounts presented in accordance with Canadian generally accepted accounting principles is detailed in note 20. The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

F7

2. ACCOUNTING POLICIES (cont’d.)

Consolidation

These consolidated financial statements include the accounts of Genetronics Biomedical Corporation and its wholly-owned subsidiary, Genetronics, Inc., a company incorporated in the state of California. Effective May 2000, Genetronics Inc. closed the operations of its wholly owned subsidiary Genetronics SA, a company incorporated in France and subsequently sold its investment in Genetronics SA for nominal consideration to Geser SA, a company owned by the former General Manager of Genetronics SA. Significant intercompany accounts and transactions have been eliminated on consolidation.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts recorded in the consolidated financial statements. Actual results could differ from those estimates.

Foreign currency translation

Through December 31, 2000, the functional currency of the Company was the Canadian dollar, while the reporting currency in the consolidated financial statements was the U.S. dollar. Assets and liabilities were translated into U.S. dollars using current exchange rates in effect at the balance sheet date. Revenue and expense accounts were translated using the weighted average exchange rate during the year. Gains and losses resulting from this process were recorded in shareholders’ equity as an adjustment to the cumulative translation adjustment account.

Effective January 1, 2001, due to a change in circumstances, the functional currency of the Company changed to the U.S. dollar. Accordingly, non-U.S. monetary assets and liabilities are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the average exchange rate for the year. Gains or losses arising on this foreign currency translation are recorded in net loss.

The accounts of the Company’s French subsidiary, an integrated entity to the Company’s U.S. subsidiary, were recorded in French francs and have been translated into U.S. dollars such that monetary assets and liabilities were translated at the year-end exchange rates. Non-monetary assets and liabilities were translated using historical rates of exchange. Revenues and expenses were translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses were included in income for the year. The effect on the statement of loss of transaction gains and losses was insignificant.

Cash equivalents

The Company considers all highly liquid investments with maturities of 90 days or less, when purchased, to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Short-term investments

Short-term investments are classified as available-for-sale and carried at market values with unrealized gains or losses reflected as a component of other accumulated comprehensive loss.

F8

2. ACCOUNTING POLICIES (cont’d.)

Inventories

Inventories are stated at the lower of cost (first-in, first-out) and replacement cost for raw materials and net realizable value for finished goods and work in process. Cost includes materials, direct labor and applicable overhead. The Company records an inventory provision for any excess parts related to the BTX Instrument Division and Drug and Gene Delivery Division products and any obsolete products that have been discontinued.

Fixed assets

Fixed assets are stated at cost and depreciated over the estimated useful lives of the assets (three to seven years) using the straight-line method. Leasehold improvements and equipment under capital leases are being depreciated over the shorter of the estimated useful lives of the assets or the term of the lease. Depreciation of leased assets is included in depreciation and amortization.

Patent and license costs

Patents are recorded at cost and amortized using the straight-line method over the expected useful lives of the patents or 17 years, whichever is less. Cost is comprised of the consideration paid for patents and related legal costs. If management determines that development of products to which patent costs relate is not reasonably certain or that costs exceed recoverable value, such costs are charged to operations.

License costs are recorded based on the fair value of consideration paid and amortized using the straight-line method over the expected useful life of the underlying patents.

Long-Lived Assets

In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company measures the future discounted cash flows associated with the use of the asset to determine fair value. While the Company’s current and historical operating and cash flow losses are indicators of impairment, the Company believes the future discounted cash flows to be received from the long-lived assets will exceed the assets carrying value, and accordingly, the Company has not recognized any impairment losses through December 31, 2001.

Income taxes

The Company accounts for income taxes using the liability method of tax allocation. Future income taxes are recognized for the future income tax consequences attributable to differences between the carrying values of assets and liabilities and their respective income tax bases. Future income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in rates is included in earnings in the period that includes the enactment date. Future income tax assets are recorded in the consolidated financial statements if realization is considered more likely than not.

F9

2. ACCOUNTING POLICIES (cont’d.)

Advertising costs

Advertising costs are expensed as incurred. Advertising expense for the nine months ended December 31, 2001 was $174,147 [year ended March 31, 2001 - $198,329; year ended March 31, 2000 — $225,035].

Government grants

The Company receives non-refundable grants under available government programs. Government grants towards current expenditures are recorded as revenue when there is reasonable assurance that the Company has complied with all conditions necessary to receive the grants, collectibility is reasonably assured, and as the expenditures are incurred.

Revenue recognition

Sales are recognized upon delivery of products to its customers if a signed contract exists, the sales price is fixed and determinable, collection of the resulting receivables is reasonably assured and any uncertainties with regard to customer acceptance are insignificant. Sales are recorded net of discounts. The Company’s sales to customers and end users do not contain any customer acceptance and/or price protection provisions. All sales to customers are final and therefore revenues are recognized at the time of delivery, except when the contract includes a right of return clause. To the extent there is a right of return clause, sales are recognized once the right of return has expired or the product has been sold to the end customer.

A provision for the estimated warranty expense is established by a charge against operations at the time the product is sold.

The Company has adopted a strategy of co-developing or licensing its gene delivery technology for specific genes or specific medical indications. Accordingly, the Company has entered into collaborative research and development agreements and has received funding for pre-clinical research and clinical trials. Payments under these agreements, which are non-refundable, are recorded as revenue as the related research expenditures are incurred pursuant to the terms of the agreement and provided collectibility is reasonably assured.

License fees comprise initial fees and milestone payments derived from collaborative licensing arrangements. Non-refundable milestone payments continue to be recognized upon (i) the achievement of specified milestones when the Company has earned the milestone payment, (ii) the milestone payment is substantive in nature and the achievement of the milestone was not reasonably assured at the inception of the agreement. The Company defers payments for milestone events which are reasonably assured and recognizes them ratably over the minimum remaining period of the Company's performance obligations. Payments for milestones which are not reasonably assured are treated as the culmination of a separate earnings process and are recognized as revenue when the milestones are achieved.

Prior to the adoption of SAB 101, the Company initially recognized up-front non-refundable payments as revenue upon receipt, as these fees were non-refundable and the Company had transferred the technology and product rights upon the contract’s inception and incurred costs in excess of the up-front fees prior to the initiation of each arrangement. Upon the adoption of SAB 101, up-front non-refundable payments received which require the ongoing involvement of the Company are deferred and amortized into income on a straight-line basis over the term of the relevant license or related underlying product development period.

Shipping and handling costs

Costs incurred to ship the Company’s goods to the buyer are charged to cost of sales as incurred. Amounts billed to the customer as a reimbursement for shipping and handling costs are recorded in net sales as the related revenue is recognized.

F10

2. ACCOUNTING POLICIES (cont’d.)

Loss per common share

Basic loss per common share is computed by dividing the net loss for the year by the weighted average number of common shares outstanding during the year. Diluted loss per common share is calculated in accordance with the treasury stock method and reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock. Since the effect of the assumed exercise of common stock options and other convertible securities was anti-dilutive, basic and diluted loss per common share are the same.

Leases

Leases have been classified as either capital or operating leases. Leases which transfer substantially all of the benefits and risks incidental to the ownership of assets are accounted for as if there was an acquisition of an asset and incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases wherein rental payments are expensed as incurred.

Stock based compensation

The Company follows Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB25) and related interpretations, in accounting for its employee stock options. Under APB25, because the exercise price of the Company’s options for common shares granted to employees is not less than the fair market value of the underlying stock on the date of grant, no compensation expense has been recognized. Options awarded to non-employees, including consultants, are recorded at fair values using Black Scholes option pricing model based on the vesting terms of the options.

Recent accounting pronouncement

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS133), as amended by SFAS137 and SFAS138. SFAS133, as amended, was effective for the Company’s year commencing April 1, 2001. The Company’s adoption of SFAS133 did not have a material impact on the Company’s operations or financial position.

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Standards ("SFAS") No. 141, "Business Combinations" and No. 142 Goodwill and Other Intangible Assets. SFAS 141 requires the use of the purchase method of accounting for all business combinations initiated after June 30, 2001 and provides guidance on the initial recognition and measurement of goodwill and other intangible assets. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives will continue to be amortized over their estimated useful lives. The Company does not believe that the adoption of SFAS 141 and SFAS 142 will have a significant effect on its financial statements.

F11

3. FINANCIAL INSTRUMENTS

For certain of the Company’s financial instruments including cash equivalents, short-term investments, accounts receivable and accounts payable and accrued expenses the carrying values approximate fair value due to their short term nature. The obligations under capital lease bear rates which in management’s opinion approximate the current interest rate and therefore approximate fair value.

4. CHANGE IN ACCOUNTING PRINCIPLE

During the fourth quarter ended March 31, 2001, the Company changed its accounting policy for upfront non-refundable license payments received in connection with collaborative license arrangements in accordance with Staff Accounting Bulletin No. 101 (SAB 101), as amended by SAB 101(A) and (B), issued by the U. S. Securities and Exchange Commission.

The Company had received cumulative up-front payments of approximately $4,000,000 through April 1, 2000. In accordance with SAB 101, the Company is required to record these fees over the life of the arrangement, which was terminated in the year ended March 31, 2001 (See Note 6). As a result of this change, revenues in the year ended March 31, 2001 have increased by $3,647,059 and the cumulative effect of this change in accounting principle is a charge of $3,647,059 in the year ended March 31, 2001.

5. CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

At December 31, 2001, cash equivalents include approximately $963,893 of commercial paper with an average interest rate of 2.64%. At March 31, 2001, cash equivalents include approximately $3,018,819 of commercial paper and term deposits with an average interest rate of 5.44%. In addition, cash equivalents included amounts denominated in Cdn dollars aggregating $nil at December 31, 2001, [March 31, 2001 — $374,955].

At March 31, 2001, short-term investments comprised mainly commercial paper and term deposits with an average interest rate of 5.39% and maturities to June 15, 2001.

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

The Company relies on distributors for the sale of its products. For the nine months ended December 31, 2001, approximately 33% of sales were through one distributor [year ended March 31, 2001 — 39%; year ended March 31, 2000 — 28%]. As at December 31, 2001, $346,035 is due from two distributors which is included in accounts receivable [March 31, 2001 — $316,356].

Credit is extended based on an evaluation of a customer’s financial condition and generally collateral is not required. To date, credit losses have not been significant.

In November 2001, the Company entered into a non-exclusive license with Valentis, Inc. to use its MedPulser® System in the development of its Genemedicine™ products. The Company will receive an insignificant upfront payment in the first quarter of 2002 and payments upon the achievements of specified milestones in the form of cash and stock of Valentis as well as a supply agreement between the two companies. The agreement expires in 2018.

By an exclusive license and development agreement dated October 2, 1998, the Company had granted the rights to its drug delivery technology to make, use and sell oncology products as defined in the agreement. The agreement was to expire at the expiration of certain patent rights covering the technology in 2016. Pursuant to the agreement, during the year ended March 31, 2001, and after giving effect to the change in the Company’s revenue recognition policy,

F12

6. MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK (Cont’d)

the Company recognized license fee and milestone payments from the licensee in the amount of $3,730,392. Prior to the changes in accounting policy adopted in 2001, the Company recognized fees from this arrangement of $416,667 in fiscal 2000 and $4,500,000 in fiscal 1999. On July 26, 2000, the Company received notice that the licensee had elected to exercise its discretionary right to terminate, without cause, the license agreement. The agreement provided for a termination notice of 180 days; accordingly, the effective termination date was January 22, 2001, at which time the unamortized portion of the up-front license fee was recorded into income. All rights previously granted to the licensee were returned to the Company.

7. INVENTORIES

	December 31,	March 31,
	2001	2001
	$	$

Raw materials	740,590	564,034
Work in process	49,070	85,006
Finished goods	300,863	304,462

	1,090,523	953,502
Less: allowance for obsolescence	(242,616)	(196,959)

	847,907	756,543

8. FIXED ASSETS

		Accumulated	Net book
	Cost	depreciation	value
	$	$	$

As at December 31, 2001
Machinery, equipment and office furniture	1,718,558	1,159,353	559,205
Leasehold improvements	435,304	389,793	45,511
Equipment under capital leases	200,567	157,107	43,460

	2,354,429	1,706,253	648,176

As at March 31, 2001
Machinery, equipment and office furniture	1,767,009	1,018,103	748,906
Leasehold improvements	435,304	368,078	67,226
Equipment under capital leases	256,788	168,894	87,894

	2,459,101	1,555,075	904,026

During the nine months ended December 31, 2001, the Company wrote off $nil of fixed assets that had no future value [year ended March 31, 2001 — $17,156; year ended March 31, 2000 — $nil].

9. OTHER ASSETS

	December 31, 2001	March 31, 2001
	$	$

Patent costs, net	1,601,055	1,471,590
License costs, net	750,375	834,792
Other	26,444	26,444

	2,377,874	2,332,826

F13

9. OTHER ASSETS (Cont’d)

Patent costs are net of accumulated amortization of $619,247 at December 31, 2001 [March 31, 2001 — $465,358]. License costs are net of accumulated amortization of $150,075 at December 31, 2001 [March 31, 2001 — $65,658].

The Company has two primary groups of patents (Group 1 and Group 2), which are being amortized over a period of 8 years and 17 years, respectively. The patent balance, net of accumulated amortization, of Group 1 totaled $1,090,047 at December 31, 2001 [March 31, 2001 — $925,134]. The patent balance, net of accumulated amortization, of Group 2 totaled $511,008 at December 31, 2001 [March 31, 2001 — $546,456]. License costs, net of accumulated amortization, totaled $750,375 at December 31, 2001 [March 31, 2001 — $834,792] and are being amortized over a period of 8 years.

During the nine months ended December 31, 2001, the Company wrote off patent costs of $4,649 with respect to patents not directly related to the Company’s current focus [year ended March 31, 2001 — $31,360; year ended March 31, 2000 - $nil].

10. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,	March 31,
	2001	2001
	$	$

Trade accounts payable	624,558	907,584
Accrued compensation [Note 12]	509,975	347,277
Customer deposits	6,648	4,192
Accrued legal	19,283	45,810
Accrued clinical	78,685	1,989
Accrued warranties	86,406	47,912
Accrued expenses	137,037	38,821

	1,462,592	1,393,585

11. SHARE CAPITAL

As a result of the Company’s continuation into Delaware [note 1] on June 15, 2001, the Company changed its no par value common shares to $0.001 par value common shares. The shareholders’ equity for all periods presented has been reclassified to conform to this presentation.

On January 17, 2001, the Company completed a public offering of 6,267,500 common shares at a price of Cdn $1.35 per share for gross proceeds of Cdn $8,461,125 (U.S. $5,640,750) less expenses of Cdn $1,102,877 (U.S. $734,368). The Company has also granted the Agent compensation warrants exercisable until January 16, 2002 to purchase 500,000 common shares, at Cdn $1.35 per common share. The Company has also issued to the Agent 50,000 common shares as compensation for corporate finance services.

Pursuant to a consulting agreement dated June 12, 2001, the Company agreed to issue shares with a value of $55,000 based on the fair market value of the Company’s common stock on the completion date of the project in October 2001. As of December 31, 2001 these shares had not been issued and were recorded as common stock issuable. The 100,000 common shares were subsequently issued on January 9, 2002.

On September 15, 2000, the Company entered into an exclusive license agreement with the University of South Florida Research Foundation, Inc. (“USF”), whereby USF granted the Company an exclusive, worldwide license to

F14

11. SHARE CAPITAL (Cont’d)

USF’s rights in patents and patent applications generally related to needle electrodes (“License Agreement”). These electrodes were jointly developed by the Company and USF. Pursuant to the License Agreement, the Company granted USF and its designees warrants to acquire 600,000 common shares for $2.25 per share until September 14, 2010. Of the total warrants granted, 300,000 vest at the date of grant and the remainder will vest upon the achievement of certain milestones. The 300,000 non-forfeitable vested warrants were valued at $553,950 using the Black-Scholes pricing model and were recorded as other assets with a credit to additional paid in capital. The remaining 300,000 warrants are forfeitable and will be valued at the fair value on the date of vesting using the Black-Scholes pricing model.

In addition, pursuant to the above License Agreement, the Company issued a total of 150,000 common shares with a fair market value of $346,500 to USF and its designees for no additional consideration. The fair market value of the common shares on September 15, 2000 was recorded as other assets and a credit to share capital.

During the year ended March 31, 2000, the Company cancelled 26,784 common shares held in escrow for no consideration. Accordingly, the weighted average per common share amount attributed to the cancelled shares of $35,768 has been allocated to additional paid in capital.

Special Warrants

On November 30, 2001, the Company closed a private placement of 5,212,494 special warrants at a price of $0.45 per Special Warrant for gross proceeds of $2,345,622. Each Special Warrant entitles the holder to acquire one common share of the Company and one-half of a non-transferable warrant of the Company, without payment of further consideration, on the exercise or deemed exercise of the Special Warrant. Each full Warrant entitles the holder to purchase one common share at a price of $0.75 through May 30, 2003. The gross proceeds of this financing was reduced by issuance costs including the agent’s commission of 7.5% of the gross proceeds of $175,922 and other issue costs estimated at $552,663. The agent was also granted Agent’s Series A Special Warrants entitling the holder to acquire 100,000 common shares of the Company, without payment of further consideration, exercisable on or before November 30, 2002 and Agent’s Series B Special Warrants entitling the agent to acquire 521,249 Agent’s Share Purchase Warrants. Each Agent’s Share Purchase Warrant entitles the holder to acquire one common share of the Company at a price of $0.45 per Agent’s Share Purchase Warrant, exercisable through May 30, 2003.

On January 25 , 2002, the Company filed a preliminary prospectus in Canada qualifying the common shares and share purchase warrants of the Company. Of the total gross proceeds, 20% ($469,124) was withheld from the Company and placed in an escrow account by the placement agent. If the Company does not obtain approval for its Canadian prospectus and U.S. registration statement by February 28, 2002 (see Note 21), the Company will not receive the funds held in escrow. As of December 31, 2001, the Company recorded proceeds of $1,748,937 for the proceeds from the sale of the 5,212,494 Special Warrants, net of issuance costs of $596,685. The 20% held in escrow is recorded as a receivable from the shareholders.

In November 2001, the Company entered into a note receivable agreement with one of its executive officers in the amount of $65,000, to enable the executive to purchase 144,000 Special Warrants offered through the Company’s private placement [note 19[i]]. The loan plus accrued interest, at an interest rate of 5.0%, is payable on or before November 9, 2004.

Pursuant to an Agency Agreement dated June 16, 1999, the Company issued 4,187,500 Special Warrants at $3.00 each for total consideration of $12,562,500 before deducting the agent’s commission and other costs of $1,498,742 and other issue costs. Each Special Warrant entitles the holder to receive, at no additional cost, one common share of

F15

11. SHARE CAPITAL (Cont’d)

the Company. During the year ended March 31, 2001, the Company issued 4,164,500 [2000 — 23,000] common shares pursuant to the exercise and conversion of these Special Warrants.

Warrants

In connection with the issuance of 1,955,000 common shares pursuant to an Agency Agreement dated April 15, 1997, the Company granted the agent warrants to acquire 200,000 common shares for Cdn. $4.30 per share until May 26, 1998. During the year ended March 31, 1999, the Company amended the terms of the warrants by increasing the exercise price to Cdn. $4.73 and extending the expiration date to November 30, 1998. These warrants were exercised during the year ended March 31, 1999.

In connection with the issuance of 4,187,500 Special Warrants pursuant to an Agency Agreement dated June 16, 1999, the Company issued to the Agent’s nominee for no additional consideration, 30,000 common shares and 418,750 Special Warrants exercisable, for no additional consideration, into 418,750 share purchase warrants, which were exercisable into 418,750 common shares at a price of $3.31 per share on or before June 16, 2000. During the year ended March 31, 2001, the Company issued 180,500 [2000 — 151,300] common shares pursuant to the exercise of 180,500 [2000 — 151,300] of these share purchase warrants. The unexercised balance of 86,950 share purchase warrants expired.

Stock options

The Company has three stock option plans pursuant to which stock options are granted to executive officers, directors, employees and consultants.

The 1995 stock option plan (the “1995 Plan”) was approved by the shareholders in 1995 and subsequently amended in 1997. The 1995 Plan was suspended by the Board of Directors in June 1997 and no further options will be granted pursuant to this plan. As at December 31, 2001, there are 806,000 options outstanding pursuant to the 1995 Plan.

The 1997 stock option plan (the “1997 Plan”), as amended in 1999, was approved by the shareholders in July 1999. The 1997 Plan was suspended by the Board of Directors in July 2000 and no further options will be granted pursuant to this plan. As at December 31, 2001, there are 2,138,425 options outstanding pursuant to the 1997 Plan.

The 2000 Stock Option Plan (the “2000 Plan”), effective July 31, 2000, was approved by the shareholders on August 7, 2000, pursuant to which 7,400,000 common shares are reserved for issuance to executive officers, directors, employees and consultants of the Company. The 2000 Plan supercedes all previous stock option plans. At December 31, 2001, 849,825 common shares are available for future grants and 2,826,500 stock options are outstanding pursuant to the 2000 Plan. The options available for issuance under the 2000 Plan generally have a term of ten years and vest over a period of three years. The Plan will terminate on July 30, 2010.

The Company accounts for options granted to non-employees in accordance with EITF 96-18 and FAS 123. The fair value of these options at the measurement dates was estimated using the Black Scholes Pricing Model. The weighted-average fair value of the options granted to non-employees for the nine months ended December 31, 2001 and the years ended March 31, 2001 and 2000 was $1.08, $1.35, and $1.41, respectively.

During the year ended March 31, 2000, the Company amended the terms of certain stock options to former officers of the Company pursuant to the agreements in note 12, by accelerating the remaining vesting period of 200,000 stock options at an exercise price of $2.95 from 25% each year to 100% immediately and extending the expiration date of the 200,000 stock options and 413,325 vested options. As a result additional stock-based compensation was recorded in the fiscal year ended March 31, 2000 of $697,924 at a weighted average fair value of $1.14 which was estimated by using the Black Scholes Pricing Model.

Total stock-based compensation for options granted to non-employees for the nine months ended December 31, 2001 and the years ended March 31, 2001 and 2000 was $160,594, $226,000 and $1,103,888, respectively.

F16

11. SHARE CAPITAL (Cont’d)

The following table summarizes the stock options outstanding at December 31, 2001:

	Options outstanding			Options exercisable

		Weighted	Weighted		Weighted
Range of	Number of	average	average	Number of	average
exercise	options	remaining	exercise	options	exercise
prices	outstanding	contractual life	price	exercisable	price
$	#	(years)	$	#	$

0.43 - 0.55	1,305,125	9.77	0.49	452,875	0.51
0.70 - 1.00	311,375	8.12	0.89	230,875	0.85
1.12 - 1.66	1,504,250	7.29	1.36	1,012,623	1.31
1.69 - 2.52	586,475	5.41	2.19	567,475	2.19
2.55 - 3.75	1,644,950	4.26	2.92	1,605,700	2.91
4.00 - 5.50	418,750	7.99	4.28	265,250	4.25

	5,770,925	6.89	1.88	4,134,798	2.13

Stock option transactions for the year and the number of stock options outstanding are summarized as follows:

	No. of common	Weighted average
	shares issuable	exercise price
	#	$

Balance, March 31, 1999	4,654,136	2.24
Options granted	1,048,200	3.57
Options exercised	(988,542)	1.53
Options forfeited	(198,250)	2.71

Balance, March 31, 2000	4,515,544	2.63
Options granted	1,537,000	1.43
Options exercised	(111,894)	2.23
Options forfeited	(480,950)	2.56

Balance, March 31, 2001	5,459,700	2.36

Options granted	2,114,000	0.84
Options exercised	(4,250)	1.09
Options forfeited	(1,798,525)	2.11

Balance, December 31, 2001	5,770,925	1.88

During the year ended March 31, 2001, the Company granted 50,000 stock options to one of its executive officers with an exercise price of $1.31, which were to vest upon the achievement of certain performance-based milestones. These options were forfeited in November 2000 as the milestones were not met.

Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standard No. 123, Accounting for Stock Based Compensation (SFAS123), which also requires that the information be determined as if the Company has accounted for its employee stock options granted under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes pricing model with the following weighted average assumptions for the nine months ended December 31, 2001: risk free interest rate of 4.9% [year ended March 31, 2001 - 5.6%; year ended March 31, 2000 — 6.1%]; dividend yield of 0%; volatility factor of the expected market price of the Company’s common stock of 1.25 [year ended March 31, 2001 — 0.75; year ended March 31, 2000 — 0.62]; and a weighted average expected life of the options of 9 years [year ended March 31, 2001 - 9; year ended March 31, 2000 — 5].

The Black Scholes options valuation model was developed for use in estimating the fair value of trade options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input

F17

11. SHARE CAPITAL (Cont’d)

assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The weighted-average fair value of options granted during the nine months ended December 31, 2001 which were granted at fair market value on the date of grant was $0.80 [year ended March 31, 2001 — $1.51; year ended March 31, 2000 - $2.56].

Supplemental disclosure of pro forma loss and loss per common share is as follows:

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

Pro forma loss	(7,035,807)	(10,636,154)	(11,985,791)
Pro forma loss per common share	(0.21)	(0.38)	(0.54)

Shareholder Rights Plan

In 1997, the shareholders approved the adoption of a Shareholder Rights Plan (the “Rights Plan”) to protect the Company’s shareholders from unfair, abusive or coercive take-over strategies. Under the Rights Plan, holders of common shares are entitled to one share purchase right (“Right”) for each common share held. If any person or group makes a take-over bid, other than a bid permitted under the plan or acquires 20% or more of the Company’s outstanding common shares without complying with the Rights Plan, each Right entitles the registered holder thereof to purchase, in effect, $20 equivalent of common shares of the Company at 50% of the prevailing market price.

12. RESTRUCTURING CHARGES

During the year ended March 31, 2000, the Company undertook a review of its operating structure to identify opportunities to improve operating effectiveness. As a result of this review, certain staffing changes occurred and in December 1999, the Company entered into termination agreements with two of its senior executives. In accordance with the staffing changes and the terms of the termination agreements, the Company has accrued and recorded severance costs and certain benefits amounting to $597,183 for the year ended March 31, 2000. As at December 31, 2001, $2,880 [March 31, 2001 — $10,591] was included in accounts payable and accrued expenses relating to these restructuring charges.

In October 2001 the Company reorganized its operations to reduce its operating expenses. As a result of the reorganization the Company terminated 16 employees of which 7 had been employed in general and administrative departments, 5 in research and development departments, and 4 in sales and marketing departments. In accordance with the staffing changes and the terms of the termination agreements, the Company has accrued and recorded severance costs and certain benefits amounting to $210,911 for the nine months ended December 31, 2001. As at December 31, 2001, $94,165 was included in accounts payable and accrued expenses relating to these reorganization charges.

F18

13. COMMITMENTS

[a]	The Company leases its facilities and certain motor vehicles under operating lease agreements which expire up to 2006. The facilities lease agreements require the Company to pay maintenance costs. Rent expense under operating leases was as follows:

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

Rentals	376,268	501,949	388,524

          At December 31, 2001, future minimum lease payments under non-cancellable operating leases are as follows:

$

2002	558,219
2003	570,300
2004	573,829
2005	35,454
2006	26,712

1,764,514

[b]	The Company leases certain office equipment under capital lease arrangements. At December 31, 2001 future minimum lease payments under non-cancellable capital leases are as follows:

$

2002	32,291
2003	22,204

Total minimum lease payments	54,495
Amounts representing interest (approximately 17%)	6,378

Present value of future minimum lease payments	48,117
Less: current portion of capital lease obligations	27,475

Long-term portion of capital leases	20,642

[c]	Pursuant to the USF license agreement entered into during the year ended March 31, 2001 [note 10], the Company is responsible for payment of royalties, based on a percentage of revenue from the licensed product. As at December 31, 2001, no royalties were payable.

F19

14. INCOME TAXES

At December 31, 2001, the Company has U.S. federal and California income tax net operating loss carryforwards of approximately $40.5 million and $12.5 million, respectively. The federal loss carryforwards will begin to expire in 2008 unless previously utilized. The California loss carryforwards will continue to expire in 2002. The difference between the U.S. federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California income tax purposes and the 50% limitation of California loss carryforwards. In addition, the U.S. subsidiary has U.S. federal and California research tax credit carryforwards of approximately $949,000 and $498,000, respectively, which will begin to expire in 2005, unless previously utilized.

Pursuant to Internal Revenue Code Sections 382 and 383, annual use of the subsidiary’s net operating loss and credit carryforwards may be limited because of a cumulative change in ownership of more than 50%. However, the Company does not believe such limitations will have a material impact upon the utilization of these carryforwards.

Significant components of the Company’s deferred tax assets as of December 31, 2001 and March 31 2001 are shown below:

	December 31,	March 31,
	2001	2001
	$	$

Deferred tax assets:
Capitalized research expense	1,078,000	872,000
Net operating loss carryforwards	14,913,000	13,608,000
Research and development credits	1,296,000	1,177,000
Share issue costs	—	642,000
Other	369,000	213,000

Total deferred tax assets	17,656,000	16,512,000
Valuation allowance	(16,909,000)	(15,665,000)

Total deferred tax assets	747,000	847,000

Deferred tax liabilities:
Difference between book and tax basis for patent and license costs	(747,000)	(847,000)

Total deferred tax liabilities	(747,000)	(847,000)

Net deferred tax assets	—	—

The potential income tax benefits relating to the future tax assets have been recognized in the accounts to the extent their realization meets the requirements of “more likely than not” under the liability method of tax allocation.

The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense (recovery), using a 35% statutory tax rate, is:

	At December 31,	At March 31,
	2001	2001
	$	$

Income taxes at statutory rates	(2,226,000)	(3,942,000)
State income tax, net of federal benefit	(366,000)	—
Foreign rate differential	—	146,000
Losses not recognized (California)	—	525,000
Change in valuation allowance	3,565,000	3,142,000
Other	(973,000)	129,000

	—	—

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15. PENSION PLAN

In 1995, the U.S. subsidiary adopted a 401 (k) Profit Sharing Plan covering substantially all of its employees in the United States. The defined contribution plan allows the employees to contribute a percentage of their compensation each year. The Company currently matches 50% of the employees contribution, up to 6% of annual compensation which is recorded as expense in the accompanying consolidated statements of loss as incurred. The Company’s contributions are invested in common shares of the Company which are included in the calculation of loss per common share for the years presented. The pension expense for the nine months ended December 31, 2001 was $63,963 [year ended March 31, 2001 — $60,761; year ended March 31, — $87,104].

16. SEGMENTED INFORMATION

The Company’s reportable business segments include the BTX Instrument Division and the Drug and Gene Delivery Division. The Company evaluates performance based on many factors including net results from operations before certain unallocated costs. While the Company allocates selling expenses to its negotiable segments, it does not allocate interest income and expenses and general and administrative costs such as for corporate overhead to its reportable segments. In addition, total assets are not allocated to each segment.

The accounting policies of the segments are the same as those described in note 2.

Substantially all of the Company’s assets and operations are located in the United States and predominantly all revenues are generated, based on the location of origin, in the United States.

	BTX	Drug and Gene
	Instrument	Delivery	Reconciling
	Division	Division	Items	Total
	$	$	$	$

Nine months ended December 31, 2001
Reportable segment net sales	3,017,747	—	—	3,017,747
Other reportable segment revenue	—	110,650	—	110,650

Total revenue	3,017,747	110,650	—	3,128,397

Reportable segment cost of sales	(1,322,763)	—	—	(1,322,763)
Reportable segment research and development expenses	(246,624)	(2,078,421)	—	(2,325,045)
Reportable segment selling, general and administrative expenses	(928,080)	(383,952)	(4,616,470)	(5,928,502)
Interest income	—	—	98,865	98,865
Interest expense	—	—	(10,742)	(10,742)

Net income (loss)	520,280	(2,351,723)	(4,528,347)	(6,359,790)

F21

16. SEGMENTED INFORMATION (cont’d.)

	BTX	Drug and Gene
	Instrument	Delivery	Reconciling
	Division	Division	Items	Total
	$	$	$	$

Year ended March 31, 2001
Reportable segment net sales	4,452,939	—	—	4,452,939
Other reportable segment revenue	—	4,291,189	—	4,291,189

Total revenue	4,452,939	4,291,189	—	8,744,128

Reportable segment cost of sales	(1,925,118)	—	—	(1,925,118)
Reportable segment research and development expenses	(625,819)	(5,145,955)	—	(5,771,774)
Reportable segment selling,general and administrative expenses	(1,231,099)	—	(5,392,229)	(6,623,328)
Foreign exchange loss	—	—	(66,453)	(66,453)
Interest income	—	—	443,629	443,629
Interest expense	—	—	(20,380)	(20,380)

Net income (loss) before cumulative effect of change in accounting policy	670,903	(854,766)	(5,035,433)	(5,219,296)
Cumulative effect of change in accounting policy	—	(3,647,059)	—	(3,647,059)

Net income (loss)	670,903	(4,501,825)	(5,035,433)	(8,866,355)

	BTX	Drug and Gene
	Instrument	Delivery	Reconciling
	Division	Division	Items	Total
	$	$	$	$

Year ended March 31, 2000
Reportable segment net sales	3,827,537	306,899	—	4,134,436
Other reportable segment revenue	—	942,903	—	942,903

Total revenue	3,827,537	1,249,802	—	5,077,339

Reportable segment cost of sales	(1,781,972)	(241,927)	—	(2,023,899)
Reportable segment research and development expenses	(473,133)	(5,929,829)	—	(6,402,962)
Reportable segment selling, general and administrative expenses	(1,220,047)	—	(6,666,112)	(7,886,159)
Interest income	—	—	556,193	556,193
Interest expense	—	—	(24,342)	(24,342)

Net income (loss)	352,385	(4,921,954)	(6,134,261)	(10,703,830)

During the nine months ended December 31, 2001, 37% of the Company’s net sales were from sales into non-U.S. countries [year ended March 31, 2001 — 35%; year ended March 31, 2000 — 30%].

F22

16. SEGMENTED INFORMATION (cont’d.)

Net sales of the Company by customer location were as follows:

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

United States	1,902,852	2,890,875	2,905,065
Australia	32,863	36,096	34,114
Canada	—	19,966	42,991
Europe	386,339	742,227	463,966
East Asia	612,052	683,379	621,670
Other	83,641	80,396	66,630

Total	3,017,747	4,452,939	4,134,436

17. RELATED PARTY TRANSACTIONS

[a]	The payments to related parties include the following:

•	legal services provided by a law firm where one of the partners is a director of the Company

•	accounting and administration services provided by a company where the principal is a director of the Company

•	rent and administration fees paid to a company where one of the principals was an officer of the Company’s French subsidiary, as follows:

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

Legal services	272,034	239,225	161,042
Accounting and administration	588	28,780	29,055
Rent and administration	—	—	32,600

[b]	Included in accounts payable and accrued expenses are the following amounts owed to the parties identified in note 17[a] which are payable under normal trade terms:

	At December 31	At March 31,
	2001	2001
	$	$

Legal services and accounting and administration	73,820	66,916

[c]	Total expenses paid to the parties identified in note 17[a] and included in share issue costs were $106,585 [2001 — $95,263; 2000 — $129,300] for the nine months ended December 31, 2001. All transactions are recorded at their exchange amounts.

F23

18. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

	Nine months ended	Year ended	Year ended
	December 31	March 31	March 31
	2001	2001	2000
	$	$	$

Interest paid during the year	10,742	20,380	24,342

During the nine months ended December 31, 2001, the Company issued common shares pursuant to a consulting agreement [note 11] aggregating $ 55,000.

19. RECLASSIFICATION

Certain reclassifications have been made to the year ended March 31, 2001 and March 31, 2000 to conform to the December 31, 2001 presentation.

20. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA

The Company prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). In addition, the Company provides supplementary descriptions of significant differences between U.S. GAAP and those in Canada (“Canadian GAAP”) as follows:

[a]	Under Canadian GAAP, the Company grants stock options to executive officers, directors, employees and consultants pursuant to stock option plans as described in note 11. No compensation is recognized for these plans when common shares or stock options are issued. Any consideration received on exercise of stock options or the purchase of stock is credited to share capital. If common shares are repurchased, the excess or deficiency of the consideration paid over the carrying amount of the common shares canceled is charged or credited to additional paid in capital or retained earnings.

Under U.S. GAAP, options granted to non-employees such as consultants are fair valued. In addition, options modified to accelerate vesting provisions are subject to remeasurement at the date of modification. Under Canadian GAAP, the Company does not fair value options granted to non-employees or record expense for options subject to accelerated vesting.

[b]	Under Canadian GAAP, the effect of the change in accounting principle described in note 4 is applied retroactively and all prior periods are restated.

[c]	Under Canadian GAAP, short-term investments are carried at the lower of cost or market. Unrealized gains are not recognized in the financial statements.

F24

20. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA (cont’d.)

The impact of significant variations between U.S. GAAP and Canadian GAAP on the Consolidated Statements of Loss are as follows:

	Nine months	Year ended	Year ended
	ended December 31,	March 31,	March 31,
	2001	2001	2000
	$	$	$

Loss for the period, U.S. GAAP	(6,359,790)	(8,866,355)	(10,703,830)
Adjustment for stock based compensation	160,594	226,000	1,103,888

Loss for the period, Canadian GAAP	(6,199,196)	(8,640,355)	(9,599,942)

Basic and diluted loss per common share, Canadian GAAP	(0.18)	(0.31)	(0.43)
Weighted average number of common shares	33,759,404	27,648,854	22,107,190

The impact of significant variations to Canadian GAAP on the Consolidated Balance Sheet items are as follows:

	December 31,	March 31,
	2001	2001
	$	$

Short-term investments	—	2,804,468
Additional paid in capital	48,200,034	48,195,415
Other accumulated comprehensive loss/ cumulative translation adjustment	(102,238)	(102,238)
Accumulated deficit	(44,437,994)	(38,238,798)

21. SUBSEQUENT EVENTS

In January 2002, the Company reduced the exercise price of 500,000 Agent’s Compensation Warrants [note 11] from Cdn $1.35 to Cdn $1.10 and extended the expiration date to January 31, 2002. On January 16, 2002, the Company issued 500,000 common shares in respect of the exercise of these warrants for gross proceeds of Cdn $550,000 (US $337,506).

In January 2002, the Company extended the expiry date of 499,199 consultant stock options from January 15, 2002 to January 31, 2002 and reduced the exercise price from between Cdn $1.25 and Cdn $4.13 to Cdn $1.15. On January 21, 2002 the Company issued 499,199 common shares in respect of the exercise of these stock options for gross proceeds of Cdn $574,079 (US $361,287). As a result additional stock-based compensation of $39,936 was recorded in January 2002 at a fair value of $0.08 per option which was estimated by using the Black Scholes Pricing Model.

On February 28, 2002 the purchasers of 5,212,454 Special Warrants extended the date for obtaining approval for the Canadian Prospectus and the U.S. registration statement from February 28, 2002 to March 29, 2002.

F25

     c) Exhibits

Exhibit
No.	Description

23.1	Consent of Ernst & Young LLP, Independent Auditors (San Diego, U.S.A.)
23.2	Consent of Ernst & Young LLP, Independent Auditors (Vancouver, Canada)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genetronics Biomedical Corporation

By:	/s/ Avtar Dhillon

Date: March 12, 2002	Avtar Dhillon, Chief Executive Officer